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                           TRIMBLE NAVIGATION LIMITED
                                  EXHIBIT 11.1

                 Computation of Earnings (Loss) Per Common Share

                                                              Three Months Ended            Six Months Ended
                                                                    June 30,                   June 30,
                                                              1997           1996          1997          1996
-----------------------------------------------------------------------------------------------------------------
(In thousands, except per share data)

PRIMARY EARNINGS (LOSS) PER COMMON SHARE

 Computation of common and common
   equivalent shares outstanding:
    Common stock outstanding                                   22,081         21,791        22,073        21,735
    Common stock options                                          374              -           336             -
    Common stock warrants                                          89              -            75             -
                                                          ------------   ------------  ------------ -------------
 Total weighted average common
    and dilutive common equivalent shares outstanding          22,544         21,791        22,484        21,735
                                                          ============   ============  ============ =============


 Net income (loss)                                            $ 3,865       $ (2,585)      $ 5,294      $ (3,731)
                                                          ============   ============  ============ =============


 Primary earnings (loss) per share                             $ 0.17          (0.12)       $ 0.24         (0.17)
                                                          ============   ============  ============ =============


FULLY DILUTED EARNINGS (LOSS) PER COMMON SHARE

 Computation of common and common
   equivalent shares outstanding:
    Common stock outstanding                                   22,081         21,791        22,073        21,735
    Common stock options                                          712              -           708             -
    Common stock warrants                                         153              -           153             -
                                                          ------------   ------------  ------------ -------------
 Total weighted average common
    and dilutive common equivalent shares outstanding          22,946         21,791        22,934        21,735
                                                          ============   ============  ============ =============


 Net income (loss)                                            $ 3,865       $ (2,585)      $ 5,294      $ (3,731)
                                                          ============   ============  ============ =============


 Fully diluted earnings (loss) per share                       $ 0.17          (0.12)       $ 0.23         (0.17)
                                                          ============   ============  ============ =============

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